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                     November 16, 2021

       Atabak Mokari
       Chief Financial Officer
       Corcept Therapeutics Inc.
       149 Commonwealth Drive
       Menlo Park , CA 94025

                                                        Re: Corcept
Therapeutics Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 23,
2021
                                                            File No. 000-50679

       Dear Mr. Mokari:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences